Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED.
Confidential portions of this document have been redacted and have been separately filed with the Commission.

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT FOR INVESTMENT MANAGEMENT SERVICES IS MADE AND ENTERED INTO THIS 19 day of November, 2010, by and between GLOBAL ADVISORS (JERSEY) LIMITED a limited company incorporated in Jersey, Channel Islands and whose place of business is at Spectrum, Gloucester Street, St Helier JE2 3DE, a commodity trading advisor and investment manager, hereinafter referred to as “GAJL”, and ADF Trading Company VI, LLC hereinafter referred to as the “Client”.

GAJL is registered as a commodity trading advisor, operating pursuant to a Claim of Exemption filed with the Commodity Futures Trading Commission (“CFTC”) pursuant to Rule 4.7, is a member of the National Futures Association ("NFA") and is authorised and regulated by the Jersey Financial Services Commission (“JFSC”) to conduct its investment business.

All references to dollars or “$” are to United States dollars.

IT IS MUTUALLY AGREED:

1.                   Account.

(a) GAJL shall manage an account (the “Account”) on behalf of the Client. The Account shall be traded across the systematic commodity strategies offered by GAJL, as described in GAJL’s Disclosure Document dated Nov. 10, 2010 (the “Disclosure Document”'). Subject to the terms hereof, the proportion of assets in the Account allocated to each strategy and the amount of dollar risk allocated to each strategy and to each trade shall be determined solely by GAJL. GAJL will cause commodity interest contracts, including futures contracts, forward contracts, options on futures contracts, forward contracts, spot contracts and swap contracts in respect of commodities (collectively, “Contracts”) to be bought, sold, sold short and spread.

(b) The Client and GAJL agree that the “Nominal Account Size” of the Client’s account shall initially be deemed to be $***. The Nominal Account Size shall be determined from time-to-time by multiplying the “Agreed Maximum Exposure” by the leverage factor agreed between the Client and GAJL. The initial “Agreed Maximum Exposure” is the sum of (i) the cash or securities (“Funds”) initially deposited by the Client with the Client's futures commission merchant (the “FCM”), which FCM shall be acceptable to GAJL, plus (ii) the aggregate additional amount that the Client has initially agreed to deposit with the FCM to meet all initial and variation margin requirements that may be owing with respect to open positions in the Account and any losses that may be incurred upon liquidation of such positions. The Client and GAJL may agree to increase or decrease the Nominal Account Size as of the beginning of any calendar month or at any other time by adjusting either or both the Agreed Maximum Exposure and the leverage factor. The Client may withdraw Funds on deposit with the FCM at any time upon two (2) days prior written notice to GAJL, provided the Funds remaining in the Account are no less than the greater of (i) the Funds initially deposited with the FCM, as stated in Appendix A hereto, and (ii) the amount required by the FCM to margin the Client's open positions, and provided that the Agreed Maximum Exposure is not reduced as a result of such withdrawal unless agreed to in advance by GAJL.

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*** Confidential material redacted and filed separately with the Commission.

(c) The Client shall deposit with Newedge USA, LLC, the FCM, sufficient Funds, as determined by the FCM, to cover the required initial and variation margin for the open positions in the Account each business day. The Client's Account shall be charged for all fees, commissions and/or other expenses arising from transactions effected for the Account.

2.                   Power of Attorney.

(a) The Client agrees to execute and file with the FCM a limited power of attorney (substantially in the form attached as Appendix B (or such other form as may be required by the FCM and agreed by GAJL)) granting GAJL sole authority to trade the assets allocated to the Client's Account. GAJL will have the authority to issue all necessary instructions to the FCM with respect to the Account; provided, that GAJL shall not have the authority to make payments from the Account. Should the Client decide at a future date to move the Client's account to a futures commission merchant other than that indicated in Section 1 hereof (which futures commission merchant must be mutually acceptable to both the Client and GAJL), then the Client will be required to provide written notice to GAJL, to this effect, a minimum of 30 business days in advance of the transfer date.

(b) The Client hereby makes, constitutes and appoints GAJL as the Client's attorney-in-fact with full power and authority to (i) appoint any person to whom GAJL delegates any of its functions pursuant to Subsection (c) below, including the execution of any document or agreement necessary in connection therewith, (ii) negotiate and execute one or more give-up agreements with executing or floor brokers not employed by or affiliated with the FCM, by which the Client hereby agrees to be bound, and (iii) enter into any other arrangements on the Client's behalf that are necessary or convenient, in the judgment of GAJL, in effecting and processing give-up orders. Accordingly, GAJL shall have the right to direct all trades to any futures commission merchant or floor broker it chooses for execution with instructions to "give-up" to the Client's FCM for clearing, and the Client hereby ratifies and confirms any and all trades effected for Client by GAJL.

(c) The Client acknowledges and agrees that all transactions in respect of the Account shall be solely for the Client's account and risk, that all settlement functions shall be undertaken directly between the parties to such transaction, and that none of the Clients' Contracts or any documents of or evidencing title to Contracts belonging to the portfolio will be held by GAJL. GAJL shall not be responsible for the execution of orders by the brokers to the Account or for accounting to the Client for any income, profits or rights earned or accrued in relation to the Account. and GAJL accepts no liability for any act. omission or default in connection therewith.

(d) Subject to the JFSC and CFTC Rules, GAJL may aggregate transactions in Contracts for the Client with those of other customers. The Client acknowledges that aggregation may on some occasions operate to the advantage of the Client and on other occasions to the disadvantage of the Client, and the Client hereby consents to such aggregation by GAJL.

3.                   Management and Incentive Fees.

(a) The Client shall pay GAJL a monthly Management Fee equal to a percentage of the Net Asset Value of the Account. as described in the Initial Investment and Client Fee Election Form attached as Appendix A. The term "Net Asset Value" of the Account shall mean the value as of any date of the assets deemed to be under management as agreed to by the Client and GAJL (including, but not limited to, all cash and cash equivalents, valued at cost, accrued interest. capital committed by the Client but not actually deposited in the Account. any "notional" funds, and the market value of all open Contracts), less total liabilities of the Account (including the accrued portion of any fees), excluding accrued Management and Incentive Fees. The current market value of all open Contracts shall be as indicated by the settlement price determined by the exchanges or clearinghouses with which such positions are maintained. If there are no trades on the date of the calculation due to the operation of the daily price fluctuation limits, the closing of the exchange on which positions are maintained, or otherwise, the Contract will be valued at the settlement price as determined by the exchange. The Management Fee paid to GAJL for any month will be pro-rated for any additions to or withdrawals from the Account during the month and for any months during which GAJL did not manage the account for a full month.

(b) The Client shall pay GAJL the Incentive Fee equal to a percentage of the "New Trading Profits" of the Account for each Incentive Fee period as specified in the Initial Investment and Client Fee Election Form. The term "New Trading Profits" means the excess (if any) of(i) Cumulative Net Profits as of the end of the applicable Incentive Fee period over (ii) the highest past value of Cumulative Net Profits since inception of the Account. "Cumulative Net Profits", which are calculated at the end of each Incentive Fee period, means cumulative net realized and unrealized trading profits, after deduction of brokerage commissions paid and accrued, floor brokerage fees, "give-up" or transfer fees (subject to a maximum of $*** per round-tum for such brokerage related commissions and fees, unless otherwise agreed in writing by GAJL) and any other fees (including the Management Fee), costs, and expenses directly related to the Account and the trading activities in the Account, but exclusive of any Incentive Fees previously paid and any interest earned. Any trading losses being carried forward from prior periods must be recouped and New Trading Profits achieved before further Incentive Fees are payable. To the extent that the Client reduces the Nominal Account Size (for example through redemptions, distributions or allocations caused by the Client), any trading losses being carried forward from prior periods shall be reduced in the same proportion that the value of the reduction in the Nominal Account Size bears to the value of the Nominal Account Size prior to such reduction. If GAJL's authority to trade the Account on behalf of the Client is terminated, by either party, as of any date which is not the end of an Incentive Fee period, the Incentive Fee described above, if applicable, will be determined as if such date of termination were at the end of an Incentive Fee period. If any payment of an Incentive Fee is made to GAJL on account of New Trading Profits and the Client's Account thereafter fails to earn New Trading Profits or experiences losses for any subsequent Incentive Fee period, GAJL will be entitled to retain such amounts of Incentive Fees previously paid to it in respect of such profits.

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*** Confidential material redacted and filed separately with the Commission.

(c) Within a reasonable time after the end of each month or Incentive Fee period (and the day this Agreement terminates), as applicable, GAJL will prepare an invoice setting forth the amount of Management Fees and Incentive Fees (if any) payable, and will furnish such invoice to the FCM. The Client agrees to authorize the FCM to make payments from the Client's Account to GAJL in compensation for services as set forth in this Agreement. Upon request, GAJL shall furnish the Client with a copy of its invoice for services presented to the FCM. The Client agrees that Management Fees and Incentive Fees are due and payable within twenty (20) business days of the date of an invoice and shall ensure that sufficient monies are in the Client's Account at the FCM to cover all such payments on the date that they become payable.

4.                   Representations and Warranties,

(a) The Client acknowledges that GAJL's recommendations and authorizations shall be for the account and risk of the Client and that no warranty is expressed or implied by GAJL that any of its services will result in a profit to the Client. The Client hereby assumes the responsibility for losses that may be incurred and releases GAJL and its directors, officers, shareholders, associates and employees from all liability whatsoever from losses, monetary or otherwise, incurred hereunder, whether such actions are initiated by the Client or a result of the actions of GAJL in accordance with this Agreement (except as otherwise provided in Section 9, below).

(b) The Client represents and warrants to GAJL that: (i) it has full capacity and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement; (iii) the Client is, to the best of its knowledge, in compliance with all laws applicable to the Client's operation; and (iv) the Client will not, by entering into this Agreement and performing its obligations hereunder, breach or cause to be breached any undertaking agreement, contract, statute, rule or regulation of any court or any governmental body or administrative agency or self regulatory authority having jurisdiction over it.

(c) The Client further represents and warrants that (i) the Client has speculative capital for the principal purpose of investing in Contracts, (ii) by virtue of education level; employment experience; independent investment; legal, accounting and/or tax advice; and/or previous experience with investments of a similar nature, the Client is fully cognizant of the fundamental aspects and the speculative nature of the trading of Contracts, including the possible high risks associated with such Contracts (the purpose of which is capital growth), which include the possibility oflosses in excess of the amount deposited in the Account; (iii) the Client has the financial capacity to undertake such risks; and (iv) the Client is a "qualified eligible person" as defined in CFTC Regulation 4.7.

(d) The Client acknowledges that it has received, read and understood GAJL's Disclosure Document, and has carefully considered the risk warnings set forth therein with respect to the various Contracts that GAJL is permitted to enter into on behalf of the Client. By executing this Agreement, the Client acknowledges and agrees that it understands the risks of the various Contracts and the risk factors described therein.

(e) Should the Client be acting on behalf of third-party investors, (i) the Client has determined the extent of any information regarding the Account (including trading performance) that is required to be provided to such investors and takes sole responsibility therefore; and (ii) the Client shall not provide any sales or promotional materials referring to GAJL to any such investors for whom the Client is acting without prior written consent of GAJL.

(f) The Client acknowledges that where it declines to provide promptly to GAJL any reasonable information concerning itself (other than proprietary or confidential information) that GAJL may request concerning the Client's financial status, circumstances and investment objectives for the purposes of providing its services under this Agreement, this may adversely affect the ability of GAJL to provide those services.

The Client understands that GAJL is entering into this Agreement in reliance upon the Client's representations and warranties contained herein, and the Client acknowledges and agrees that such representations and warranties shall be continuing and shall survive the execution of this Agreement The Client agrees to notify GAJL promptly if any representation, warranty or other information contained herein becomes incomplete or inaccurate.

5.             Privacy Policy. Under rules of the CFTC, financial institutions like GAJL are required to provide privacy policy notices to their clients. We believe that protecting the privacy of your non-public personal information is of the utmost importance, and we are committed to maintaining the privacy of your nonpublic personal information in our possession. As required by the rules, we are providing you with the following information. We collect non-public information about you from the following sources;

(i)       Information we receive from you on managed account agreements or fund subscription documents and related forms (for example, name, address, Social Security number, birth date, assets, income, and investment experience);

(ii)     Information about your transactions with us (for example, account activity and balances); and

(iii)    Other interactions between you and GAJL (for example, discussions with our staff).

We do not disclose any non-public personal information about our customers or former customers to anyone other than in connection with the administration. processing and servicing of customer's accounts or to our accountants, attorneys and auditors or as otherwise permitted or required by law. We restrict access to non-public information about you to our personnel who need to know information in order to provide products or services to you. We maintain physical, electronic and procedural controls in keeping with federal standards to safeguard your non-public personal information.

6.        Services Not Exclusive. The services of GAJL hereunder are not exclusive. The Client acknowledges that GAJL and its directors, officers, employees or associates may from time to time act as investment manager, manager, investment adviser or dealer in relation to, or be otherwise involved in, other accounts established by parties other than the Client which have similar objectives to those of the Client. It is therefore possible that any of them may, in the course of business, have potential conflicts of interest with the Client. Each will, at all times, have regard in such event to its obligations to the Client and will endeavour to ensure that such conflicts are resolved fairly. GAJL or any of its associates or any person connected with GAJL may invest in, directly or indirectly, or manage or advise other clients or accounts which invest in, assets which may also be purchased or sold by the Client. Neither GAJL nor any of its associates nor any person connected with it is under any obligation to offer investment opportunities of which any of them become aware to the Client or to account to the Client in respect of (or share with the Client or inform the Client ot) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Client and other clients.

7.             Anti-Money Laundering Compliance. The Client shall be required to make such representations to GAJL, as GAJL shall require in connection with applicable anti-money laundering programs; the Client hereby represents to GAJL that the Client is not a prohibited country, territory, individual or entity listed on the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC") website or a "foreign shell bank" as defined in 31 C.F.R. § 103.175, and that it is not directly or indirectly affiliated with any country, territory, individual or entity named on an OFAC list or prohibited by any OFAC sanctions programs. The Client also represents to GAJL that amounts contributed by it to GAJL were not directly or indirectly derived from activities that may contravene U.S. Federal, state or international laws and regulations, including, without limitation, any applicable anti-money laundering laws and regulations. However the application of these requirements and exemptions may be superseded by revised regulations after the issue of this document, in which case the replacement regulations will take precedence. If the Client is acting on behalf of third-party investors, the Client understands and acknowledges that these representations are made by the Client with respect to the Client and each such third-party investor, and the Client represents and warrants that it has adopted and implemented anti-money laundering policies, procedures and controls that comply with, and will continue to comply in all material respects with, the requirements of applicable anti-money laundering programs, laws and regulations, and that the Client has established the identity of all such third-party investors, holds evidence of such identities and will make such information available to GAJL upon request and has procedures in place to ensure that such investors are not prohibited investors pursuant to applicable anti-money laundering laws and regulations.

8.             Delegation. GAJL may delegate any of its functions, powers and duties under this Agreement to any person, including any affiliate thereof, and in connection therewith may provide information to such person about the Client that such person needs to know to carry out such functions, powers and duties. GAJL shall provide prior written notice to the Client in the event it delegates discretion over trading functions to any person and GAJL shall remain liable for the acts and omissions of any person to whom such discretion is delegated to the same extent as ifGAJL had acted (or omitted to act) directly. Without limitation to the foregoing, GAJL may effect transactions with or through the agency of another person with whom it has an arrangement under which that person will from time to time provide to, or procure for it, services or other benefits the nature of which are such that their provision results, or is designed to result, in an improvement of its performance in providing services for its customers and for which it makes no direct payment but instead undertakes to place business (including business on behalf of its customers) with or through the agency of that person. Notwithstanding anything herein to the contrary, GAJL shall take reasonable steps to ensure that all persons to whom it discloses the Client's non-public personal information in accordance with this Section 8 shall keep such information confidential and shall not disclose or divulge the same to any unauthorized persons.

9.            Standard of Care and Indemnification.

(a) GAJL will not be liable to the Client or to others (including with respect to any act, omission or error of the FCM or other brokers for the Account), except by reason of a material breach of the express terms of this Agreement by GAJL, or acts by GAJL constituting willful malfeasance or gross negligence as to its duties herein, and disclaims any liability for human or machine errors in orders to trade or not to trade Contracts. The Client shall indemnity, defend and hold harmless GAJL and its directors, officers, shareholders, employees and controlling persons (each, a "GAJL Party") from and against any and all losses, claims, damages, liabilities Goint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement) incurred by such GAJL Party in connection with any services provided hereunder that do not involve a material breach of the express terms of this Agreement by a GAJL Party, or that do not involve willful malfeasance or gross negligence by a GAJL Party.

(b) Notwithstanding anything herein to the contrary, neither party hereto shall in any event be liable to the other party or any other GAJL Party or Client Party (as the case may be) for claims for incidental, punitive, consequential or indirect damages of any nature, arising at any time, from any cause whatsoever, whether arising in tort, contract, warranty, strict liability, by operation of law, or otherwise, connected with or resulting from performance or non-performance under this agreement except such damages that are payable by a GAJL Party to an unaffiliated third party in connection with a third party claim and for which such GAJL is entitled to indemnification from the Client pursuant to Sub-Section (a) above and/or to the extent any other specified remedies in this agreement could be construed as such.

10. Transactions Subject to Applicable Law and Rules. This Agreement is subject to the rules of the CFTC, NF A and the JFSC (the "Rules"), and ifthere is a conflict between the terms of this Agreement and the Rules then the Rules shall prevail. GAJL and the Client agree that this Agreement shall be deemed amended as required in order to comply with applicable Rules from time to time.

11. Confidentiality. Except as otherwise provided herein, all information and advice furnished by either party to the other hereunder will be treated as confidential and will not be disclosed to third-parties, including any third party marketing entities or persons (other than such party's auditors and professional legal advisers as necessary for the performance of their professional services) except as required by law or as otherwise permitted by the owning party in advance in writing. Without limiting the generality of the foregoing, the Client further acknowledges that the trading programs and strategies of GAJL constitute proprietary information of GAJL and that such trading programs and strategies, trading recommendations and trades of GAJL will be treated confidentially by the Client in accordance with this Section, unless disclosure thereof is required pursuant to applicable laws and regulations or is otherwise permitted by GAJL. Should the Client or Client's representatives be found in breach of the terms of this Section, GAJL shall have the right to terminate the Agreement at its sole discretion and with immediate effect.

12. Complaints. If you wish to make a complaint about the provision of our services under this agreement, please contact the Compliance Officer at either the address or telephone number in clause 18 below or using the following email: par@globaladvisors.co.uk.

13. Termination. GAJL or the Client may terminate this Agreement for any or no reason upon written notice to the other party. Upon termination of this Agreement, the open positions, if not liquidated, and subsequent management of the Account, shall be the sole responsibility of the Client. All outstanding Management Fees and Incentive Fees incurred prior to the termination date will remain due and payable and will be calculated and billed as if such termination were the end of the applicable calculation period.

14. Severabilitv. In the event that any provisions of this Agreement are invalid for any reason whatsoever, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect. There are no verbal agreements between the parties.

15. Complete Agreement. This Agreement constitutes the entire agreement between the parties, and no modifications or amendments of this Agreement shall be binding unless in writing and signed by the participants hereto.

16. No Tbird-Partv Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement. In particular, any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

17. Governing Law. This Agreement shall be governed by the laws of England and Wales. The Client and GAJL agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved whether by arbitration or otherwise, within England and Wales. The Client and GAJL further agree that any such action or proceeding brought by either the Client or GAJL to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by the Client or GAJL, as applicable, exclusively in the courts, or if appropriate before any applicable arbitral body, located within England and Wales. Accordingly, each of the Client and GAJL consents and submits to the exclusive jurisdiction of the courts and applicable arbitral bodies located within England and Wales and waives any objection such party may now or hereafter have to venue or that such courts (or arbitral bodies, if applicable) are inconvenient forums.

18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing (including e-mail), and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given. Acceptable forms of delivery of notices hereunder shall be (i) personal delivery (including by a reputable and well-known delivery service); (ii) registered mail, postage prepaid, return receipt requested; (iii) facsimile, transmission of which is acknowledged by the receiving Party; or (iv) e-mail transmission which is signed by the Party sending the notice and acknowledged by the receiving Party. All notices shall be sent to the addresses/numbers set forth below (or to such other addresses/numbers as the Party entitled to receive notice shall hereafter designate by written notice to the other Parties):

If to GAJL:

Global Advisors (Jersey) Limited

Spectrum

Gloucester Street

St.Helier

Jersey JE2 3DE

Channel Islands

Tel: +44 (0) 1534 513 100

Attention: Daniel Masters

Email: dm@globaladvisors.co.uk

ADF Trading Company VI, LLC

c/o Aspen Partners, Ltd.

4200 Northside Parkway

Building 11 , Suite 200

Atlanta, GA 30327

USA

Tel: +1 (404) 879-5130

Attention: Adam Langley

Email: alangley@aspenpartners.com

With respect to any additional information that GAJL may, in its discretion, provide to the Client for which notice is not expressly required hereunder (for example, periodic client newsletters), such information may be provided to the Client by means of posting on GAJL's secure, password-protected website, and the Client hereby consents to the delivery of such information by electronic means.

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PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written on the first page of this Agreement

GLOBAL ADVISORS (JERSEY) LIMITED	ADF Trading Company VI, LLC

By /s/ Dwayne Drexler	By /s/ Adam Langley

Title: Director	Title: Director

Date: 24 November 2010	November 19, 2010

Address:	Address:

Spectrum Gloucester Street St Helier JE2 3DE Jersey, Channel Islands	4200 Northside Parkway Building 11, Suite 200 Atlanta, GA 30327 USA

APPENDIX A

INITIAL INVESTMENT AND CLIENT FEE ELECTION FORM

INVESTMENT OBJECTIVE:

Global Systematic Program

No restrictions/limitations

ACCOUNT SIZE

Initial Funds to be deposited directly at FCM: $***

Initial Agreed Maximum Exposure: $***

Indicate which level of leverage is to be applied:

[***] Leverage x1 OR [***] Leverage x2

MANAGEMENT AND INCENTIVE FEE STRUCTURE:

***%annual Management Fee payable monthly

***% annual Incentive Fee payable quarterly as follows (tick one)

[X] Quarter ends December 31, March 31, June 31, September 30

[_] Quarter ends January 31, April 30, July 31, October 31

[_] Quarter ends February 28, May 31, August 31, November 30

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*** Confidential material redacted and filed separately with the Commission.

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